For Immediate Release
Thursday, May 5, 2016
Contacts: Ryan Hornaday, EVP/CFO & Treasurer
rhornaday@emmis.com
317.266.0100

Emmis Announces Fourth Quarter and Full-Year Earnings

Indianapolis... Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its fourth fiscal quarter and full-year ending February 29, 2016.

Emmis’ radio net revenues for the fourth fiscal quarter were $36.4 million, down from $38.8 million from the prior year, a decrease of 6%. Per Miller Kaplan reporting, which excludes barter revenues and syndication revenues, and excluding LMA fee revenue in New York, Emmis’ fourth quarter radio revenues were down 7.3% compared to local radio market revenues up 0.7%. For the full year, radio revenues were $169.2 million, compared to $176.3 million in the prior year, a decrease of 4%. Per Miller Kaplan reporting, and excluding LMA fee revenue in New York, Emmis’ fiscal 2016 radio revenues were down 4.6% compared to local radio market revenues down 1.5%. Our Indianapolis and St. Louis clusters grew market share in the three-month and full-year periods.

Publishing revenues were down 2% in the fourth quarter and down slightly year over year.

Emmis announced a series of cost reductions in January, which were implemented during the company’s fourth quarter, to better align resources with growth initiatives.

“Emmis’ fourth quarter was weak, mostly due to expected underperformance in Los Angeles,” Jeff Smulyan, President & CEO of Emmis said. “The good news is our first quarter is much improved and currently pacing flat to the prior year. New York’s performance has been stellar, ratings in LA have begun to grow again, and ratings across our other radio markets are very strong.”

“NextRadio is coming off a fantastic National Association of Broadcaster convention, and momentum is building,” Smulyan continued. “At NAB, it was announced that PRSS, the distribution network for public radio, is being integrated into NextRadio. Carrier and handset conversations are robust, and advertiser interest is high. In addition, we will launch in our first international market, Peru, in the coming weeks. I couldn’t be more pleased with the efforts of Paul Brenner and his team in bringing NextRadio to our industry and to listeners everywhere.”

To ensure it remains compliant with NASDAQ listing rules, Emmis will enact, if necessary, a 4:1 reverse stock split this summer, subject to shareholder approval.

A conference call regarding earnings will be hosted today at 9 a.m. Eastern today by dialing 1-517-623-4891.  Questions may be submitted via email to ir@emmis.com. A digital playback of the call will be available until 6 p.m. on Thursday, May 19 by dialing 203-369-3513.

Emmis has included supplemental pro forma net revenues, station operating expenses, and certain other financial data on its website, www.emmis.com under the “Investors” tab.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation. A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

Emmis Communications - Great Media, Great People, Great Service®
About Emmis Communications
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 9th largest radio portfolio in the United States based on total listeners. Emmis owns 19 FM and 4 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•general economic and business conditions;
•fluctuations in the demand for advertising and demand for different types of advertising media;
•our ability to service our outstanding debt;
•competition from new or different technologies;

•
increased competition in our markets and the broadcasting industry including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•our ability to attract and secure programming, on-air talent, writers and photographers;
•inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•increases in the costs of programming, including on-air talent;
•inability to grow through suitable acquisitions or to consummate dispositions;
•changes in audience measurement systems
• new or changing regulations of the Federal Communications Commission or other governmental agencies;
• war, terrorist acts or political instability; and
• other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended February 28 (29),		Year ended February 28 (29),
	2016	2015	2016	2015
OPERATING DATA:
Net revenues:
Radio	$36,439	$38,757	$169,228	$176,250
Publishing	14,217	14,445	60,992	61,142
Emerging Technologies	228	228	1,213	546
Total net revenues	50,884	53,430	231,433	237,938
Station operating expenses excluding depreciation and amortization expense and LMA fees:
Radio	28,937	29,954	116,862	117,167
Publishing	15,334	15,625	58,891	60,083
Emerging Technologies	2,192	1,271	7,641	3,759
Total station operating expenses excluding depreciation and amortization expense and LMA fees	46,463	46,850	183,394	181,009
Corporate expenses excluding depreciation and amortization expense	2,907	3,450	13,023	14,922
LMA fees	—	—	—	4,208
Hungary license litigation and related expenses	—	49	—	521
Depreciation and amortization	1,412	1,500	5,797	5,926
Impairment loss	9,499	67,915	9,499	67,915
Gain on contract settlement	—	—	—	(2,500)
Loss on disposal of assets	56	—	56	—
Operating (loss) income	(9,453)	(66,334)	19,664	(34,063)
Interest expense	(4,697)	(5,228)	(18,956)	(17,101)
Loss on debt extinguishment	—	—	—	(1,455)
Other income (expense), net	212	(6,648)	1,057	(6,418)
(Loss) income before income taxes	(13,938)	(78,210)	1,765	(59,037)
(Benefit) provision for income taxes	(593)	27,868	2,069	36,948
Consolidated net loss	(13,345)	(106,078)	(304)	(95,985)
Net (loss) income attributable to noncontrolling interests	(3,992)	(280)	(2,418)	3,274
Net (loss) income attributable to the Company	(9,353)	(105,798)	2,114	(99,259)
Loss on modification of Preferred Stock	(162)	—	(162)	—
Net (loss) income attributable to common shareholders	$(9,515)	$(105,798)	$1,952	$(99,259)

Basic net (loss) income per common share	$(0.21)	$(2.47)	$0.04	$(2.33)
Diluted net (loss) income per common share	$(0.21)	$(2.47)	$0.04	$(2.33)

Basic weighted average shares outstanding	45,026	42,818	44,136	42,537
Diluted weighted average shares outstanding	45,026	42,818	45,264	42,537

	Three months ended February 28 (29),		Year ended February 28 (29),
	2016	2015	2016	2015
OTHER DATA:
Station operating income (See below)	$4,571	$6,747	$49,799	$53,441
Cash paid for income taxes, net	—	—	216	243
Cash paid for interest	4,175	3,722	16,742	9,781
Capital expenditures	1,445	949	3,388	3,514

Noncash compensation by segment:
Radio	$94	$59	$1,219	$434
Publishing	62	108	447	286
Emerging Technologies	(6)	—	94	—
Corporate	85	518	3,144	2,093
Total	$235	$685	$4,904	$2,813

COMPUTATION OF STATION OPERATING INCOME:
Operating (loss) income	$(9,453)	$(66,334)	$19,664	$(34,063)
Plus: Depreciation and amortization	1,412	1,500	5,797	5,926
Plus: Hungary litigation expense and related costs	—	49	—	521
Plus: Corporate expenses	2,907	3,450	13,023	14,922
Plus: Station noncash compensation	150	167	1,760	720
Plus: Impairment loss	9,499	67,915	9,499	67,915
Less: Gain on contract settlement	—	—	—	(2,500)
Less: Loss on disposal of assets	56	—	56	—
Station operating income	$4,571	$6,747	$49,799	$53,441

SELECTED BALANCE SHEET INFORMATION:	February 29, 2016	February 28, 2015
Total Cash and Cash Equivalents	$4,456	$3,669
Credit Agreement Debt	$184,762	$193,000
98.7FM Nonrecourse Debt	$65,411	$70,401